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CORESTATES FINANCIAL CORP AND SUBSIDIARIES


EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

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
Twelve Months Ended December 31, 1996
-------------------------------------
(in thousands)
  1. Income from continuing operations before extraordinary
      items and income taxes.....................................  $1,034,964
                                                                   ==========
  2. Fixed charges of continuing operations:

     A. Interest expense (excluding interest on deposits),
          amortization of debt issuance costs and one-third of
          rental expenses, net of income from subleases..........  $  345,288

     B. Interest on deposits.....................................     841,780
                                                                   ----------

     C. Total fixed charges (line 2A + line 2B)..................  $1,187,068
                                                                   ==========
  3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

     A. Excluding interest on deposits (line 1 + line 2A)........  $1,380,252
                                                                   ==========

     B. Including interest on deposits (line 1 + line 2C)........  $2,222,032
                                                                   ==========

  4. Ratio of earnings (as defined) to fixed charges:

     A. Excluding interest on deposits (line 3A/line 2A).........        4.00x
                                                                         ====

     B. Including interest on deposits (line 3B/line 2C).........        1.87x
                                                                         ====
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